Exhibit 3.2

State of Delaware Secretary of State Division of Corporations Delivered 01:57 PM 12/03/2025 FILED 01:57 PM 12/03/2025 SR 20254743115 - File Number 6472250

CERTIFICATE OF AMENDMENT NO. 1

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

FIREFLY NEUROSCIENCE, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That the Board of Directors of Firefly Neuroscience, Inc., by unanimous written consent in accordance with the provisions of Section 141(f) of the Delaware General Corporation Law, duly adopted resolutions setting forth the proposed amendment of the Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) of said corporation, declaring said amendment to be advisable and submitting the amendment to the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing Article IV, Section A, of the Certificate of Incorporation so that, as amended, said paragraph shall be and read as follows:

“Article IV., A. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Corporation is authorized to issue is 5,001,000,000 shares, consisting of (1) 5,000,000,000 shares of Common Stock, par value of $0.0001 per share, and (2) 1,000,000 shares of Preferred Stock, par value of $0.0001 per share.”

SECOND: That thereafter such amendments were submitted to the shareholders of the corporation, pursuant to resolution of its Board of Directors, and were approved by written consent by the necessary number of shares as required by statute in accordance with Section 222 of the General Corporation Law of the State of Delaware.

THIRD: That said amendment was duly adopted in accordance with the applicable provisions of Sections 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 3rd day of December, 2025.

FIREFLY NEUROSCIENCE, INC.

By:	/s/ Greg Lipschitz
Name:	Greg Lipschitz
Title:	Chief Executive Officer